Exhibit 1

GRUBB & ELLIS COMPANY
LONG-TERM EXECUTIVE CASH INCENTIVE PLAN

      1.   Purpose. The purpose of the Long-Term Executive Cash Incentive Plan (the “Plan”) of Grubb & Ellis Company (the “Company”) is to provide an incentive to enhance stockholder value and promote the attainment of significant business objectives of the Company by basing a substantial portion of certain key executive’s compensation on the long-term earnings performance of the Company.

      2.   Definitions.

           “Bonus” means the cash compensation earned by a Participant pursuant to the terms of the Plan.

           “Cause” shall have the meaning set forth in the employment agreement between the Participant and the Company in effect on the date this Plan is adopted or, if no such agreement exists, shall mean (i) Participant’s willful and repeated refusal, to materially perform his duties hereunder with reasonable diligence, or to follow a lawful directive of the Board (as defined herein) commensurate with the Participant’s position, in each such case, after specific written notice and a reasonable opportunity to cure (other than a failure or refusal resulting from Participant’s incapacity), (ii) Participant’s commission of an act involving fraud, embezzlement, or theft against the property or personnel of the Company, (iii) Participant’s engagement in conduct that the Company in good faith reasonably determines will have a material adverse affect on the reputation, business, assets, properties, results of operations or financial condition of the Company, (iv) Participant shall be convicted of a felony or shall plead nolo contendere in respect thereof or (v) subject to the provisions of any employment agreement entered into by Participant with the Company, a breach of the Company’s policies and procedures. As used in this section, the Company includes the Company’s subsidiaries and affiliates.

           “Change of Control” shall mean any of the following: (a) a transaction or series of transactions which results in the stockholders of Company, immediately prior to any such transaction or series of transactions, failing to beneficially own, immediately after the effective time of such transaction, securities of Company representing more than fifty percent (50%) of the combined voting power of Company’s then outstanding securities necessary to elect a majority of the Company’s directors, (b) Company shall in one transaction or a series of transactions effect a merger, consolidation, or exchange of its securities with any other entity which results in the stockholders of Company immediately before the effective time of such transaction failing to beneficially own, immediately after the effective time of such transaction, securities representing more than fifty percent (50%) of the combined voting power of the merged, combined or new entity’s outstanding securities necessary to elect a majority of the directors of the merged, combined or new entity, or (c) any person or entity, or persons or entities, acquires in a transaction or series of transactions, substantially all the assets of the Company.

           “Committee” means (i) the Compensation Committee of the Board of Directors of the Company (the “Board”), as same may be constituted from time to time by the Board, or (ii)

the Board.

           “EBIT” means earnings before interest and taxes, but after deduction for any bonuses including any Bonuses under this Plan earned with respect to the Performance Period in question, as determined by the Committee in its sole and absolute discretion.

           “Incapacity” shall have the meaning set forth in the employment agreement between the Participant and the Company in effect on the date this Plan is adopted or, if no such agreement exists, shall mean the Participant shall become incapacitated to the extent that Participant is unable to perform Participant’s duties for the Company and its subsidiaries for a period of more than one hundred eighty (180) days in any twelve (12) month period by reason of illness, disability or other incapacity.

           “Maximum Bonus” shall mean an amount based upon a percentage of Participant’s Target Bonus as determined by the Committee and shall be as set forth on Schedule A annexed hereto.

           “Participant” means those employees of the Company or any of its subsidiaries set forth in Section 3 and such other employees as the Committee may from time to time determine.

           “Performance Period” shall mean the period commencing January 1, 2004 and ending December 31, 2006.

           “Target Bonus” shall mean the amount equal to the percentage determined by the Committee and set forth on Schedule B annexed hereto which shall be applied to Participant’s annual base salary on the first day of the Performance Period or if a Participant is promoted during a Performance Period and receives an increase in annual base salary, the Target Bonus shall be prorated.

           “Target EBIT” shall mean the EBIT for the Performance Period as established by the Committee and as set forth on Schedule C annexed hereto. This Target EBIT shall not be changed for acquisitions or divestitures except upon the discretion of the Committee.

      3.   Eligible Participants. The Participants shall be the Company’s Chief Executive Officer, the Chief Financial Officer, the President Transaction Services and the President Global Client Services, and such other employees as the Committee may from time to time determine. Any Participants who were not employed by the Company as of the beginning of the Performance Period shall be eligible to receive a pro rata Target Bonus based on the actual time that the Participant was employed by the Company during the Performance Period. Except as otherwise provided herein or as determined by the Committee, no payment shall be made to a Participant under the Plan for a Performance Period whose employment terminates prior to the last day of the Performance Period. A Participant whose employment terminates prior to the end of a Performance Period shall forfeit any and all Bonus under this Plan if he or she voluntarily terminates their employment with the Company, or if they are terminated by the Company for Cause. A Participant whose employment terminates due to death or Incapacity, or who is terminated by the Company other than for Cause, shall be paid a prorated amount under Section

4 based on the percentage of the total Performance Period he or she was employed by the Company. Such prorated amount shall be paid in cash to Participant at the same time as Bonuses are paid to the other Participants. Upon a Change of Control all Bonus shall be accelerated and shall become due and payable including any Bonus for a Performance Period that has not ended in which case the Bonus shall be pro rated based on the greater of the Target EBIT or the actual EBIT through the Change of Control.

      4.   Determination of Bonus. In the event that the actual EBIT for the Performance Period (“Actual EBIT”) is fifty six percent (56%) of the Target EBIT (“Threshold EBIT”), each Participant shall be entitled to twenty and eight-tenths percent (20.8%) of his or her Target Bonus for the Performance Period (“Threshold Bonus”). In the event that the Actual EBIT is less than the Target EBIT but greater than the Threshold EBIT, each Participant shall be entitled to his or her Target Bonus less an amount equal to one and eight-tenths percent (1.8%) of the Target Bonus for each whole percent that the Actual EBIT is less than the Target EBIT. In the event that the Actual EBIT equals the Target EBIT, each Participant shall be entitled to receive the Target Bonus. In the event that the Actual EBIT exceeds the Target EBIT, but is less than 125% of the Target EBIT, each Participant shall be entitled to receive his or her Target Bonus plus a amount equal to two percent (2%) of the Target Bonus for each whole percent that the Actual EBIT exceeds the Target EBIT up to 150% of the Target Bonus. In the event that the Actual EBIT exceeds 125% of the Target EBIT, each Participant shall be entitled to receive the amount referred to in the previous sentence plus an amount equal to four percent (4%) of the Target Bonus for each whole percent that the Actual EBIT is greater than 125% of the Target EBIT, provided that in no event shall any Bonus exceed the Maximum Bonus.

      5.   Distribution of Bonus. Bonuses under the Plan shall be paid in cash no later than March 31st of the year following the end of a Performance Period.

      6.   Administration. The Plan shall be administered by the Committee or such other persons designated by the Board. The Committee may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are each “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or any successor thereof (the “Act”) and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended or any successor thereto (the “Code”) and the Treasury Regulations promulgated thereunder. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decisions of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within it sole and absolute discretion of the Committee (which, for the avoidance of doubt, may be the Board) and shall be final, conclusive and binding on all parties concerned. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. The Committee shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. To the extent consistent with the applicable provisions of Sections 162(m) of the Code, the Committee may delegate to one or more employees of the Company or any of its subsidiaries the authority to take actions on its behalf pursuant to the Plan.

      7.   Miscellaneous.

           (a) Non-Assignability. No Bonus will be assignable or transferable without the written consent of the Committee in its sole discretion, except by will or by the laws of descent and distribution.

           (b) Withholding Taxes. Whenever payments under the Plan are to be made, the Company will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements relating thereto.

           (c) Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any Bonus is due under the Plan, payments will be made accordingly. Any such payment will be a complete discharge of the liability of the Company.

           (d) Rights of Employees.

                 (i) Status as an employee eligible to receive a Bonus under the Plan shall not be construed as a commitment that any Bonus will be paid under this Plan to such employee or to other such employees generally.

                 (ii) Nothing contained in this Plan shall confer upon any employee or participant any right to continue in the employ or other service of the Company or constitute any contract or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or other services of such person with or without cause.

           (e) Applicable Law. The Plan and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the State of Illinois without regard to the conflict of law principals thereof. The Participant and the Company irrevocably consent to the jurisdiction and venue of the federal and state courts located in the State of Illinois, Cook County.

4